Exhibits 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on December 31, 2020, between BRAZIL MINERALS, INC., a Nevada corporation, whose principal place of business is at Rua Vereador Joao Alves Praes, 95-A, Olhos D’Agua, MG 39.398-000, Brazil (hereinafter referred to as “Employer”) and MARC FOGASSA, a California resident, whose mailing address is at 1443 East Washington Boulevard, Suite 278, Pasadena, CA 91104 (hereinafter referred to as “Employee”).

In consideration of the mutual covenants set forth below, Employer and Employee enter into the Agreement as set forth below.

1. START

This Agreement shall be effective on December 31, 2020.

2. TITLE AND DUTIES

A. Title

The Employee shall be employed in the capacity of Chief Executive Officer, Chairman, Chief Financial Officer, Treasurer, and Secretary.

B. Essential Job Functions and Duties

The essential job functions and duties expected of the Employee shall be such as customarily performed by persons in similar such positions, as well as such other duties as may be assigned from time to time by the Employer.

C. Supervision and Reporting

The Employee shall report to the Board of Directors of the Employer.

D. Duty of Loyalty and Best Efforts

Employee shall devote working time, attention, knowledge, and skills to Employer’s business interests and shall do so in good faith, with best efforts, and to the reasonable satisfaction of the Employer. It is understood that the Employee has other business interests that may demand substantial time and may present conflicts of interest to the Company.

3. COMPENSATION TERMS

A. Annual Base Cash Compensation

The Employee shall receive no cash compensation.

B. Non-Cash Compensation

The Employee shall receive on the 1st of each month non-qualified stock options to purchase 25,000,000 (twenty-five million) shares of common stock of the Company at an exercise price equal to $0.00001 (one hundred thousandth of one penny) and a ten-year expiration time. These options shall be exercisable for cash or on a cashless exercise basis. The number of shares subject to the option and current strike price shall be subject to appropriate adjustment in the case of stock splits, stock dividends and recapitalizations.

At the request of the Employee, the Employer shall from time to time at its sole expense file one or more S-8 registration statements or their equivalents to cover the issuance of common stock to the Employee upon the exercise of the options that are granted pursuant to this Agreement as well as the resale of such shares by the Employee.

C. Incentive Compensation

Definitions:

i) “Book Value” (or “BV”) shall mean the shareholders’ equity as set forth in the audited financial statements of the Company as of the end of the applicable fiscal year;

ii) “High-Water Mark” (or “MWM”) shall mean the first or the highest annual Book Value;

iii) The initial BV shall be the Book Value as of December 31, 2019 as per audited financial statements (the “Initial BV”);

iv) The initial HWM shall be equal to the Initial BV (the “Initial HWM”).

The Employer shall pay annually to the Employee the following Book Value-related incentive compensation (the “BV-Related Incentive Compensation” or “BVC”), determined as of the last day of each fiscal year of the Employer:

a) If the newly calculated BV (the “New BV”) is lower than a 10% (ten per cent) growth above the HWM, the BVC shall be zero;

e) If the New BV is equal to or higher than a 10% (ten per cent) growth above the HWM, the BVC shall be equal to the value of 20% (twenty percent) of the difference between the New BV and the last HWM; with any such BVC payable 50% (fifty percent) in cash and 50% (fifty percent) in fully vested common stock of the Employer at a price per share equal to the average of the closing price per share for the last 20 (twenty) trading days.

D. Expense Reimbursement

Employee shall be entitled to reimbursement of expenses incurred in the performance of the functions and duties under this Agreement. In order to receive reimbursement, Employee must timely provide Employer with an itemized account of all expenditures, along with suitable receipts therefore.

E. Residence Abroad

If and when Employee establishes a primary or secondary residence outside of the United States of America, in connection with its functions at the Employer, the Employer shall pay for such housing and related expenses on behalf of the Employee for an amount not greater than $5,000 (five thousand dollars) per month.

F. Retirement Funding

Employer shall deposit annually the maximum allowable SEP IRA contribution at an individual retirement account designated by Employee and for the benefit of Employee.

4. BENEFITS

A. Vacation

The Employee has four (4) weeks of vacation per year, which may be taken one (1) week at a time. The Employee must provide in writing at least two (2) weeks of notice of his intent to take vacation unless there are emergency circumstances.

B. Insurance

As soon as practicable, the Employer shall designate Employee in a “key man” insurance policy for an amount no less than US$1,000,000 (one million dollars) payable to the Employer. Unless declined by Employee, the Employer shall pay all costs of reasonable medical, dental, vision, long-term disability, and short-term disability to Employee and to Employee’s spouse or partner and children under the age of 21, at reasonable plans chosen by Employee. Unless declined by Employee, the Employer shall pay the annual premium costs of a life insurance policy for Employee in the amount of USD$5,000,000 (five million dollars) for payment to Employee’s designated beneficiaries.

5. PROPERTY RIGHTS

A. Records and Accounts

Employee agrees that all those records and accounts maintained during the course of employment are the property of Employer.

B. Return Upon Termination

Employee agrees that upon termination they will return to Employer all of Employer’s property, including, but not limited to, intellectual property, trade secret information, customer lists, operation manuals, records and accounts, materials subject to copyright, trademark, or patent protection, customer and Employer information, business documents, reports, and other items as applicable.

C. Copyrights, Inventions and Patents

Employee understands that any copyrights, inventions or patents created or obtained, in part or whole, by Employee during the course of this Agreement are to be considered “works for hire” and the property of Employer. Employee assigns to Employer all rights and interest in any copyright, invention, patents or other property related to the business of the Employer.

6. INDEMNIFICATION FOR THIRD PARTY CLAIMS

Employer hereby agrees to indemnify, defend, save, and hold harmless Employee from and against all claims, liabilities, causes of action, damages, judgments, attorneys’ fees, court costs, and expenses which arise out of or are related to the Employee’s performance of this Agreement, failure to perform job functions or duties as required, or result from conduct while engaging in any activity outside the scope of this Agreement, before, during or after the termination of this Agreement. Employer understands that this obligation of indemnification survives the expiration or termination of this Agreement.

7. MEDIATION AND BINDING ARBITRATION

Employer and Employee agree to first mediate and may then submit to binding arbitration any claims that they may have against each other, of any nature whatsoever, other than those prohibited by law or for workers compensation, unemployment or disability benefits, pursuit to the rules of the American Arbitration Association in Los Angeles, California, United States of America.

8. TERMINATION

A. Severance

If Employee is terminated by Employer, the Employer shall immediately make a payment to Employee equal to USD$500,000 (five hundred thousand dollars). If upon the completion of a change of control, or other corporate event, Employee is not the Chief Executive Officer of the Employer, or the Chief Executive Officer of the new controlling person of the Employer, as the case may be, then the Employer shall immediately make a payment to Employee equal to USD$2,000,000 (two million dollars).

9. MISCELLANEOUS PROVISIONS

A. Notices

Employee agrees that any notices that are required to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to the principal place of business of the Employer or mailing address of the Employee as set forth herein.

BRAZIL MINERALS, INC.,

Rua Vereador Joao Alves Praes, 95-A

Olhos D’Agua, MG 39.398-000

Brazil

MARC FOGASSA

1443 East Washington Boulevard, Suite 278

Pasadena, CA 91104

B. Entire Agreement

This Agreement represents the complete and exclusive statement of the employment agreement between the Employer and Employee. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by the parties concerning their employment agreement.

C. Prior Agreements or Understandings

This Agreement supersedes any and all prior Agreements or understandings between the parties, including letters of intent or understanding, except for those documents specifically referred to within this Agreement.

D. Modifications

Any modifications to this Agreement may only be done in writing between the parts.

E. Severability of Agreement

To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

F. Waiver of Breach

The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate as a waiver of any subsequent breach by the Employee. No waiver shall be valid unless placed in writing and signed by Employer.

G. Ambiguities Related to Drafting

Employer and Employee agree that any ambiguity created by this document will not be construed against the drafter of same.

H. Choice of Law, Jurisdiction and Venue

Employee agrees that this Agreement shall be interpreted and construed in accordance with the laws of the State of California and that should any claims be brought against Employer related to terms or conditions of employment it shall be brought within a court of competent jurisdiction within the county of Los Angeles, California. Employee also consents to jurisdiction of any claims by Employer related to the terms or conditions of employment by a court of competent jurisdiction within the county of Los Angeles, California.

I. Statute of Limitations

Employee has a one year statute of limitation for the filing of any requests for mediation, or arbitration, or for any lawsuit related to this Agreement or the terms and conditions of their employment. If said claim is filed more than one year subsequent to Employee’s last day of employment it is precluded by this provision, regardless of whether the claim had accrued at that time or not.

J. Potential Transfer to Similar Agreement at Subsidiary

At the option of the Employer, the Agreement may be exchanged at any time for a substantially similar employment agreement between Employer and a subsidiary of the Employer.

	/s/ Marc Fogassa (As per consent of the Board of Directors)	12/31/2020
BRAZIL MINERALS, INC.		Date
By:	Chief Executive Officer

/s/ Marc Fogassa	12/31/2020
MARC FOGASSA Employee	Date

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